Exhibit 8.1

July 17, 2014	71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

CDF Funding, Inc. 5595 Trillium Boulevard Hoffman Estates, Illinois 60192
Re: CDF Funding, Inc.— Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special tax counsel to CDF Funding, Inc. (the “Registrant”), a Delaware corporation, in connection with (a) the preparation of a registration statement on Form S-3 relating to asset-backed notes (Registration No. 333-189041, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on June 3, 2013 pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder and (b) the related base prospectus for Series 2014-1 dated July 14, 2014 (the “2014-1 Base Prospectus”) and the related prospectus supplement dated July 16, 2014 (the “2014-1 Prospectus Supplement” and together with the 2014-1 Base Prospectus, the “2014-1 Prospectus”), filed by the Registrant pursuant to Rule 424(b) of the 1933 Act relating to the issuance of the Class A Asset Backed Notes, Series 2014-1 (the “Notes”).

The Notes will be issued pursuant to an amended and restated master indenture, dated as of July 14, 2014, (as may be amended, modified or supplemented, the “Master Indenture”), between GE Dealer Floorplan Master Note Trust (the “Trust”) and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”), as supplemented by a Series 2014-1 Indenture Supplement dated on or about July 22, 2014 (the “Indenture Supplement” and together with the Master Indenture, the “Indenture”), between the Trust and the Indenture Trustee.

We generally are familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement and, in each case as filed as an exhibit to the Registration Statement, (i) the Amended and Restated Receivables Purchase and Contribution Agreement, as amended, modified or supplemented from time to time, between the Registrant, as seller, and the Trust, as buyer, (ii) the Second Amended and Restated Servicing Agreement, as modified or supplemented from time to time, between the Trust and General Electric Capital Corporation, as master servicer, (iii) the Indenture (including the form of Notes included as exhibits thereto), (iv) the Trust Agreement with BNY Mellon Trust of Delaware as

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Mayer Brown LLP

July 17, 2014

Owner Trustee and (v) the Amended and Restated Receivables Sale Agreement, as amended, modified or supplemented from time to time, between certain seller parties thereto, and the Registrant, as buyer (collectively, the “Operative Documents”).

As special tax counsel to the Registrant, we have advised the Registrant with respect to certain federal income tax aspects of the proposed issuance of the Notes after the date hereof as described in the Registration Statement. Such advice has formed the basis for the description of selected federal income tax consequences for holders of the Notes that appears under the heading “U.S. Federal Income Tax Consequences” in the 2014-1 Base Prospectus forming part of the Registration Statement and the heading “Structural Summary — Tax Status” in the 2014-1 Prospectus Supplement forming a part of the Registration Statement. Such description does not purport to discuss all possible income tax ramifications of the proposed issuance of the Notes, but with respect to those federal income tax consequences that are discussed, we hereby adopt and confirm the statements set forth in such description.

The opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

This opinion letter is based on the facts and circumstances set forth in the 2014-1 Base Prospectus and the 2014-1 Prospectus Supplement and in the other documents reviewed by us. Our opinion as to the matters set forth herein only relates to the Notes and to no other series of notes that may be otherwise issued by the Registrant. As the Registration Statement contemplates series of notes with numerous different characteristics and the base prospectus, form of prospectus supplement and the Operative Documents related thereto do not relate to a specific transaction, the particular characteristics of each series of notes must be considered in determining the applicability of this opinion to a particular series of notes and such opinion may require modification in the context of any actual transaction.

Mayer Brown LLP

July 17, 2014

We consent to the filing of this letter as an exhibit to the Registrant's Current Report on Form 8-K dated of even date herewith and to the use of our name therein, without admitting that we are “experts” within the meaning of the 1933 Act or the rules or regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this opinion.

Respectfully submitted,

/s/ Mayer Brown LLP

Mayer Brown LLP